Exhibit 99.1
PRESS RELEASE
Avnet, Inc. Reports Preliminary Third Quarter Fiscal Year 2008 Results
Phoenix, April 15, 2008 - Avnet, Inc. (NYSE:AVT) today reported that sales for third quarter fiscal 2008 ended March 29, 2008 are expected to be approximately $4.42 billion representing an increase of 13% over third quarter fiscal 2007, but towards the low end of expectations. Net income for third quarter fiscal 2008, excluding restructuring, integration and other charges, is expected to be in the range of $0.74 to $0.76 per diluted share, well below management expectations.
The GAAP results for the March 2008 quarter are expected to include roughly $10 million of charges related to the integrations of recently acquired businesses and initial cost reductions in response to difficulties at certain business units in the Company’s portfolio. The initial actions taken at the end of the March quarter will reduce annualized expenses by approximately $15 million. In addition, the Company is in the process of taking further targeted actions in the June quarter to reduce costs by an additional $23 million to $27 million on an annualized basis. This will result in a charge to earnings in the fourth quarter fiscal 2008 which will be more than offset by the approximate $38 million pre tax gain on the sale of the Company’s interest in Calence LLC, which was completed on April 1, 2008.
The estimated earnings per share for the March 2008 quarter reflect the negative impact of a number of items affecting both operating groups. Although sales for the Company’s Technology Solutions segment of approximately $1.80 billion were broadly in line with expectations, its operating income was well below what had been forecasted due to 1.) lower than expected revenues at certain business units resulting in substantially lower rebates earned from suppliers; 2.) significant changes in a major IT supplier rebate program in EMEA that negatively impacted profits; 3.) greater than anticipated expenses in TS EMEA due to synergy cost savings taking longer than expected to achieve; and 4.) negative organic growth in EMEA in local currency contributing to insufficient progress towards meeting its financial goals.
At the higher margin Electronics Marketing segment, sales of approximately $2.62 billion were 7% above the prior year quarter, but were approximately $70 million below the mid point of guidance with all three regions finishing somewhat lower than expected. Although sales were up year over year, operating income margin at EM was roughly flat as compared with a year ago due primarily to ongoing weakness in EMEA and geographic business mix.
Roy Vallee, Chairman and Chief Executive Officer, commented, “We are extremely disappointed with our earnings as a confluence of issues contributed to a very difficult quarter. We remain steadfastly committed to our financial goals despite current market conditions and, therefore, began taking corrective actions at the end of the March quarter and are in the process of taking further actions in the June quarter. These targeted actions are focused on the business units that are not achieving their financial plans relating to our stated enterprise goal of at least 12.5% ROCE. On a positive note, gross margins at Electronics Marketing for the March quarter are up slightly year over year, we produced healthy cash flow from operations during the quarter of approximately $150 million, and early in our fourth quarter we received approximately $60 million of cash in connection with the sale of our interest in Calence, LLC.” Mr. Vallee continued, “Although our results are being negatively impacted to some extent by the softening economic environment, we are not seeing a significant broad based slowdown in business or unusual pricing pressure. Based on what we know today, for the June quarter we expect normal seasonality at EM and slightly below normal seasonality at TS although revenues at TS will be up sequentially due to the impact of Sun’s June fiscal year end. Therefore, we expect sales for the June quarter to be in the range of $4.55 billion to $4.75 billion and diluted earnings per share of between $0.79 and $0.83, excluding restructuring, integration and other items.”
The Company will provide additional details regarding the March 2008 quarter on a teleconference this morning at 11:00 a.m. Eastern Time. To participate in today’s teleconference interested parties should dial 201-689-8840.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference on Thursday, April 24, 2008 at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

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